Monaker Group, Inc. S-3/A

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference of our firm under the caption "Experts" in this registration statement (Form S-3/A) of Monaker Group, Inc. and to the incorporation by reference of our report dated June 7, 2021 relating to the consolidated financial statements, which appears in Monaker Group, Inc. Form 10-K for the years ended February 28, 2021. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ TPS Thayer, LLC

TPS Thayer, LLC

Sugar Land, Texas

June 25, 2021